Exhibit 4.1
9.0% FIXED RATE CUMULATIVE PERPETUAL REDEEMABLE SERIES A PREFERENCE SHARES
OF
LIBERTY LATIN AMERICA LTD.
Liberty Latin America Ltd., a Bermuda exempted company (the “Corporation”), does hereby certify, pursuant to the authority contained in its Bye-laws as of the date hereof (as amended from time to time, the “Bye-laws”) and to the resolutions of the Board of Directors of the Corporation (the “Board”) adopted on May 20, 2026, the creation of a series of 9.0% Fixed Rate Cumulative Perpetual Redeemable Series A Preference Shares, US$0.01 par value per share (the “Series A Preference Shares”), was authorized, and the designation, powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preference Shares, in addition to those set forth in the Bye-laws, were fixed as follows:
1.Designation and Amount.
The designation of Series A Preference Shares shall be “9.0% Fixed Rate Cumulative Perpetual Redeemable Series A Preference Shares” and the authorized number of shares that shall constitute this series shall be 20,000,000 shares, US$0.01 par value per share. The number of Series A Preference Shares may be increased from time to time in accordance with applicable law up to the amounts authorized and available to be issued under the Bye-Laws. Issued and outstanding Series A Preference Shares that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled. Each Series A Preference Share shall be identical in all respects to every other Series A Preference Share, except as to the respective dates from which dividends thereon shall accrue to the extent additional shares of Series A Preference Shares are issued after the Original Issue Date.
2.Certain Definitions. For purposes of this Preference Share Designation, the following terms shall have the meanings ascribed below. Any capitalized but undefined terms in this Preference Share Designation shall have the meaning ascribed thereto in the Bye-laws.
“Agent Members” shall have the meaning set forth in Section 19 of this Preference Share Designation.
“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation and, unless the context indicates otherwise, also shall mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.
“Business Day” shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Capital Stock” shall mean any and all shares of the Corporation.

“Close of Business” means 5:00 p.m., New York City time.
“Common Stock” shall mean (i) the Class A Common Shares, (ii) the Class B Common Shares, (iii) the Class C Common Shares and (iv) all shares of any other class of common shares of the Corporation hereafter authorized.
“Corporation” shall mean Liberty Latin America Ltd., a Bermuda exempted company.
“Debt Instrument” shall mean any note, bond, debenture, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the effective time of this Preference Share Designation or thereafter created, incurred, assumed or guaranteed.
“Depositary” shall have the meaning set forth in Section 19 of this Preference Share Designation.
“Dividend Amount” shall mean, for any Dividend Payment Date, the amount accrued and payable by the Corporation as a dividend per share of Series A Preference Shares, as determined pursuant to Section 3(a) of this Preference Share Designation (which, for the avoidance of doubt, shall not include amounts added to the Liquidation Price pursuant to Section 3(d) of this Preference Share Designation).
“Dividend Director Event” shall have the meaning set forth in Section 9(a) of this Preference Share Designation.
“Dividend Nonpayment” shall have the meaning set forth in Section 3(d) of this Preference Share Designation.
“Dividend Nonpayment Cure” shall have the meaning set forth in Section 9(d)(ii) of this Preference Share Designation.
“Dividend Payment Date” shall mean March 15, June 15, September 15 and December 15 of each year, commencing with September 15, 2026.
“Dividend Period” shall mean the period from and including the Original Issue Date to (but not including) the first Dividend Payment Date and each three month period from and including the Dividend Payment Date for the preceding Dividend Period to (but not including) the Dividend Payment Date for such Dividend Period.
“Dividend Rate” shall mean 9.0%.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Extraordinary Transaction” shall mean the consummation of an amalgamation, exchange, merger or similar transaction (whether effected in a single transaction or series of related transactions) by the Corporation with another Person the result of which is the holders of shares of Common Stock immediately prior to the transaction, or prior to the first transaction if a series of related transactions, ceasing to own, directly or indirectly, securities representing, immediately following such transaction or series of related transactions, (x) if immediately prior to such transaction or series of related transactions the Class B Common Shares represents 20% or more of the outstanding Voting Power of the Corporation, at least 50% of the outstanding Common Stock and Voting Power of the Corporation or the successor entity (or if the Corporation or the successor entity is a direct or indirect wholly owned subsidiary of another entity immediately following such transaction or series of related transactions, any such direct or indirect parent entity of the Corporation or such successor entity), or (y) if immediately prior to such transaction or series of related transactions the Class B Common Shares represents less than 20% of the outstanding Voting Power of the Corporation, at least 50% of the outstanding Common Stock of the Corporation or the successor entity (or if the Corporation or the successor entity is a direct or indirect wholly owned subsidiary of another entity immediately following such transaction or series of related transactions, any such direct or indirect parent entity of the Corporation or such successor entity).
“Global Preferred Shares” shall have the meaning set forth in Section 19 of this Preference Share Designation.
“Holder” means each Person in whose name shares of Series A Preference Shares are registered on the share register of the Corporation, who shall be treated by the Corporation and the Transfer Agent as the record owner of those shares of Series A Preference Shares for the purpose of making payment and for all other purposes.
“Indebtedness” shall mean (i) any liability, contingent or otherwise, of the Corporation or any Subsidiary (x) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Corporation or any Subsidiary or only to a portion thereof), (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to indebtedness represented by obligations under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (iii) which the Corporation or any Subsidiary has guaranteed or which is otherwise its legal liability; (iii) any obligations secured by any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against any real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell, to which the property or assets of the Corporation or any Subsidiary are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Corporation’s or any Subsidiary’s legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clause (i), (ii) or (iii) above.
“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock now existing, or authorized after, the effective time of this Preference Share Designation other than the Series A Preference Shares, any class or series of Parity Stock, and any class or series of Senior Stock.

“Liquidation Event” shall mean any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; provided that neither the amalgamation, exchange, merger or similar transaction of the Corporation with or into any other entity, including an amalgamation, exchange, merger or similar transaction in which the Holders of shares of Series A Preference Shares receive cash, securities or property for their shares, nor the sale, transfer, lease or exchange of all or substantially all the assets of the Corporation for cash, securities or property, shall itself constitute or otherwise be deemed to be a liquidation, dissolution or winding up of the Corporation.
“Liquidation Price” measured per share of the Series A Preference Shares as of any date of determination shall mean the sum of (i) $25 plus (ii) an amount equal to all unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to Section 3(d) of this Preference Share Designation have been added to and then remain unpaid as of such date.
“Notice of Redemption” shall have the meaning set forth in Section 5(d) of this Preference Share Designation.
“Optional Redemption” shall have the meaning set forth in Section 5(a) of this Preference Share Designation.
“Original Issue Date” shall mean the date on which shares of Series A Preference Shares are first issued.
“Parity Stock” shall mean any class or series of Capital Stock authorized after the effective time of this Preference Share Designation that expressly ranks on a parity basis with the Series A Preference Shares as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Person” shall mean any natural person, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization or other entity.
“Preference Share Designation” shall mean this Preference Share Designation, as may be amended from time to time.
“Preferred Directors” shall have the meaning set forth in Section 9(a) of this Preference Share Designation.
“Preferred Director Termination Event” shall mean the occurrence of an event described in Section 9(d)(ii).
“Record Date” for the dividends payable on any Dividend Payment Date shall mean the date 15 calendar days immediately preceding such Dividend Payment Date; provided that if such date is not a Business Day, the Record Date shall be the next succeeding Business Day after such date.

“Record Holder” means a Holder of record of the Series A Preference Shares as such Holder appears on the share register of the Corporation at the Close of Business on the Record Date with respect to a Dividend Payment Date or on the Special Record Date, as applicable.
“Redemption Date” shall mean (i) the date as determined by the Board of Directors in accordance with Section 5 of this Preference Share Designation and (ii) if any shares of Series A Preference Shares selected for redemption remain outstanding following such date, any date thereafter on which shares of Series A Preference Shares are redeemed pursuant to Section 5 of this Preference Share Designation.
“Redemption Price” shall mean, with respect to each share of Series A Preference Shares to be redeemed, the sum of (i) the Liquidation Price plus (ii) all unpaid dividends (whether or not declared) on such share accrued from (and including) the most recent Dividend Payment Date to (but not including) the Redemption Date.
“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series A Preference Shares, and its successors and assigns.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Senior Stock” shall mean any class or series of Capital Stock authorized after the effective time of this Preference Share Designation that expressly ranks senior to the Series A Preference Shares and has preference or priority over the Series A Preference Shares as to dividend rights, rights of redemption or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Series A Preference Shares” shall having the meaning set forth in the introductory paragraph hereof.
“Spin-Off” shall mean any transaction or series of related transactions pursuant to which the Corporation effects, directly or indirectly, a dividend, distribution in specie, share distribution, spin-off, split-off, rights offering, exchange offer, redemption, merger, amalgamation or other reorganisation resulting in the distribution to, or the availability for acquisition by, the holders of one or more classes or series of Common Stock, of equity interests of any Subsidiary of the Corporation (a “SpinCo”), whether voluntary or involuntary.
“Subsidiary” shall mean any company or corporate entity for which a Person owns, directly or indirectly, an amount of the Voting Securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).
“Substitute Preference Shares” shall have the meaning set forth in Section 7(b) of this Preference Share Designation.

“Transfer Agent” shall mean the Person designated by the Corporation to act as transfer agent, Registrar and paying agent for the Series A Preference Shares, and its successors and assigns; provided that the Corporation may, in its sole discretion, remove and replace the transfer agent, Registrar and paying agent for the Series A Preference Shares at any time and from time to time.
“Voting Parity Stock” means any class or series of Parity Stock upon which voting powers for the election of directors upon nonpayment of dividends when required have been conferred and are exercisable at the time of determination.
“Voting Power” shall mean the total number of votes of the outstanding Voting Securities.
“Voting Securities” shall mean any shares of capital stock or interests of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.
3.Dividends.
(a)Subject to the prior preferences and other rights of any Senior Stock and the provisions of Section 3(e) of this Preference Share Designation, the Holders of outstanding shares of Series A Preference Shares shall be entitled to receive, when, as and if declared payable by the Board of Directors, out of funds legally available therefor, preferential dividends that shall accrue and cumulate as provided herein. Dividends on each outstanding share of Series A Preference Shares shall accrue on a daily basis, based on a 360-day year of twelve 30-day months, at the Dividend Rate from (and including) the Original Issue Date to (but not including) the date on which the Liquidation Price or Redemption Price of such share is paid pursuant to Section 4, 5 or 7 of this Preference Share Designation, as applicable, whether or not such dividends have been declared payable and whether or not there are any funds of the Corporation legally available for the payment of dividends, such dividends shall be cumulative, and such amount shall be computed on the basis of the actual calendar days elapsed from (and including) the last preceding Dividend Payment Date (or in the event the first Dividend Payment Date has not yet occurred, the Original Issue Date) to (but not including) the date as of which such determination is to be made. If declared payable, accrued dividends on the Series A Preference Shares shall be payable, in accordance with the terms and conditions set forth in this Preference Share Designation, quarterly on each Dividend Payment Date, to the Record Holders of shares of Series A Preference Shares as of the Close of Business on the applicable Record Date; provided that if any such Dividend Payment Date is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay (and without resulting in a Dividend Nonpayment). For the avoidance of doubt and notwithstanding any provision of this Preference Share Designation to the contrary, in no circumstance shall the Holders of shares of Series A Preference Shares be entitled to receive any shares, equity interests (including securities), property or other consideration of or from any SpinCo in the event a distribution of such is declared by the Board of Directors or otherwise effected in connection with a Spin-Off, irrespective of whether such distribution is made on a pro rata basis to holders of Common Stock or otherwise.
(b)[Omitted.]
(c)[Omitted.]
(d)If the Dividend Amount for any Dividend Period is not paid in full on a Dividend Payment Date for any reason (a “Dividend Nonpayment”) and such Dividend Nonpayment is not cured within 30 calendar days of such Dividend Payment Date, then all dividends (whether or not declared payable) that have accrued on a share of Series A Preference Shares during the Dividend Period ending on the day immediately preceding such applicable Dividend Payment Date and which are unpaid will be added to the Liquidation Price of such share as of such applicable Dividend Payment Date and will remain a part thereof until such dividends are paid, together with all dividends that have accrued but remain unpaid to (but not including) the date of such payment with respect to that portion of the Liquidation Price which consists of accrued and unpaid dividends. Such accrued and unpaid dividends, together with all other unpaid dividends accrued thereon, may be declared and paid at any time (subject to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock), without reference to any regular Dividend Payment Date, to Record Holders as of the Close of Business on such date, not more than 60 calendar days preceding the payment date thereof and not less than 10 calendar days preceding the date thereof, as may be fixed by the Board of Directors (the “Special Record Date”).
(e)So long as any shares of Series A Preference Shares shall be outstanding, the Corporation shall not declare or pay any dividend whatsoever with respect to any Junior Stock or any Parity Stock, whether in cash, property or otherwise, nor shall the Corporation declare or make any distribution on any Junior Stock or any Parity Stock, or set aside any cash or property for any such purposes, nor shall any Junior Stock or Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock or Parity Stock, unless and until (i) all accrued and unpaid dividends (whether or not declared) which pursuant to Section 3(d) of this Preference Share Designation have been added to and then remain part of the Liquidation Price as of the date of such payment shall have been paid or declared and the consideration sufficient for the payment thereof set aside so as to be available for the payment thereof, and (ii) the Corporation shall have paid in full, or set aside the consideration sufficient for the payment thereof, all redemption payments with respect to the Series A Preference Shares that it is then obligated to pay; provided that nothing contained in this Section 3(e) of this Preference Share Designation shall prevent (A) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employee stock purchase plan, employment contract, benefit or incentive plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants (including the forfeiture of unvested shares of restricted stock or share withholding or other acquisitions or surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise)); (B) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy stock, including under a stock repurchase plan, provided that such contract or plan was entered into prior to any Dividend Payment Date upon which the Corporation has failed to pay dividends on the Series A Preference Shares; (C) exchanges or conversions of shares of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock; (D) the purchase or deemed acquisition of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; (E) the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same class of stock as that on which the dividend is being paid; (F) distributions of Junior Stock or rights to purchase Junior Stock (including in connection with a shareholders’ rights plan); (G) any redemption, repurchase, or exchange of rights pursuant to any shareholders’ rights plan; (H) share sub-divisions, share consolidations, share dividends or a reclassification of Junior Stock for or into other Junior Stock, including the creation of any tracking stock that may be issued by the Corporation or a successor thereto, (I) the declaration and payment of dividends ratably on the Series A Preference Shares and each class or series of Parity Stock as to which dividends are payable or in arrears so that the amount of dividends declared and paid per share of the Series A Preference Shares and per share of each class or series of such Parity Stock are in proportion to the respective total amounts of accrued and unpaid dividends with respect to the Series A Preference Shares and all such classes and series of Parity Stock, (J) a public or private offer or sale of Junior Stock, the use of proceeds of which shall be used to pay, within 60 days of receipt thereof, the accrued and unpaid dividends (whether or not declared) which pursuant to Section 3(d) of this Preference Share Designation have been added to and then remain part of the Liquidation Price as of the date of such offer or sale of Junior Stock (which, for the avoidance of doubt, nothing contained herein shall prohibit the use of proceeds in excess of such amounts for any other corporate purpose), and (K) the payment of cash in lieu of fractional shares with respect to any of the foregoing. Subject to and except as would be prohibited by this Section 3(e) of the Preference Share Designation and not otherwise, such dividends as may be determined by the Board of Directors, or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including Junior Stock, from time to time out of any funds legally available for such payment, and Holders of Series A Preference Shares shall not be entitled to participate in any such dividends.
4.Distributions Upon Liquidation, Dissolution or Winding Up.
Subject to the prior payment in full of any Debt Instrument and other liabilities owed to the Corporation’s creditors and the preferential amounts to which any Senior Stock is entitled, in a Liquidation Event, the Holders of shares of the Series A Preference Shares shall be entitled to receive from the assets of the Corporation available for distribution to the shareholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in property or cash or a combination thereof, as determined by the Board of Directors in good faith, per share, equal to the Liquidation Price plus all unpaid dividends (whether or not declared payable) accrued to, but excluding, the date of distribution of amounts payable to Holders of Series A Preference Shares in connection with such liquidation, dissolution or winding up of the Corporation since (and including) the immediately preceding Dividend Payment Date (or, if such date of distribution occurs prior to the first Dividend Payment Date, since (and including) the Original Issue Date) (the “Liquidation Dividend Amount”), which payment shall be made pari passu with any such payment made to the holders of any Parity Stock. The Holders of shares of Series A Preference Shares shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence. Notwithstanding anything herein to the contrary, if, upon distribution of the Corporation’s assets in a Liquidation Event, the assets of the Corporation to be distributed among the Holders of shares of Series A Preference Shares and to all holders of any Parity Stock shall be insufficient to permit payment in full (a) to Holders of shares of Series A Preference Shares, the Liquidation Price and the Liquidation Dividend Amount and (b) to holders of any Parity Stock, any preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to Holders of shares of Series A Preference Shares and holders of such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preference Shares and such Parity Stock would otherwise respectively be entitled.
5.Redemption. The Corporation shall not redeem any shares of Series A Preference Shares except as expressly authorized in this Preference Share Designation.
(a)Optional Redemption. Shares of Series A Preference Shares may be redeemed out of funds legally available therefor, at the option of the Corporation by action of the Board of Directors, from time to time, in whole or in part, on any Business Day occurring on or after the fifth anniversary of the Original Issue Date (the “No Call Period”), at the Redemption Price per share in cash on the Redemption Date (the “Optional Redemption”); provided that the Board may effect an Optional Redemption prior to the expiration of the No Call Period as set forth in Section 7(a). In the event less than all the outstanding shares of Series A Preference Shares are to be redeemed in such Optional Redemption, then the shares of Series A Preference Shares to be redeemed in accordance with this Section 5(a) shall be redeemed pro rata (as nearly as practical without creating fractional shares) or by any other equitable method the Board of Directors in its discretion shall choose from among the Holders of the outstanding shares of Series A Preference Shares. For the avoidance of doubt, any shares of Series A Preference Shares that remain outstanding after the Redemption Date shall continue to accrue dividends in accordance with the provisions in Section 3 of this Preference Share Designation for so long as such shares remain outstanding.
(b)[Omitted.]
(c)Partial Redemption. If on a Redemption Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to effect the redemption or otherwise be prohibited or restricted from redeeming all shares of Series A Preference Shares to be so redeemed, those funds that are legally available and not so restricted or prohibited will be used to redeem the maximum possible number of such shares of Series A Preference Shares and any Parity Stock then entitled to be redeemed. At any time and from time to time thereafter when additional funds of the Corporation are legally available and not so restricted for such purpose, such funds shall be used in their entirety to redeem the shares of Series A Preference Shares (and, if applicable, Parity Stock) that the Corporation failed to redeem on the Redemption Date until the balance of such shares has been redeemed. The shares of Series A Preference Shares (and, if applicable, Parity Stock) to be redeemed in accordance with this Section 5(c) shall be redeemed pro rata (as nearly as practical without creating fractional shares) or by any other equitable method the Board of Directors in its discretion shall choose from among the Holders of the outstanding shares of Series A Preference Shares (and, if applicable, Parity Stock). For the avoidance of doubt, any shares of Series A Preference Shares that remain outstanding after the Redemption Date shall continue to accrue dividends in accordance with the provisions of Section 3 of this Preference Share Designation for so long as such shares remain outstanding.
(d)Notice of Redemption and Certificates. The Corporation shall provide notice of any redemption to each Holder (such notice, a “Notice of Redemption”) in accordance with Section 16 of this Preference Share Designation (provided that, if the Series A Preference Shares are held in book-entry form through The Depository Trust Company, or any similar Depositary, the Corporation may give such notice in any manner permitted by such Depositary), no earlier than 60 calendar days and no later than 10 calendar days prior to the Redemption Date. Such Notice of Redemption shall contain: (A) the number of shares of Series A Preference Shares that the Corporation shall redeem on the Redemption Date specified in the Notice of Redemption, (B) the Redemption Price, (C) the Redemption Date, (D) the instructions a Holder must follow with respect to the redemption, including the method for surrendering the certificates, if any, for the shares of Series A Preference Shares to be redeemed for payment of the Redemption Price on the Redemption Date, and (E) if applicable, the conditions precedent to the redemption as determined in the Corporation’s discretion. Neither the failure to provide any notice required by this paragraph, nor any defect in such notice or in the delivery thereof to any particular Holder or Holders, shall affect the sufficiency of the notice or the validity of the proceedings for the redemption of any shares of the Series A Preference Shares pursuant to this Preference Share Designation with respect to any other Holder. On or before the applicable Redemption Date, each Holder of Series A Preference Shares to be redeemed on such Redemption Date, shall, if such Holder’s shares of Series A Preference Shares are in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Notice of Redemption, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof in accordance with the terms and conditions set forth in this Preference Share Designation. In the event less than all of the shares of Series A Preference Shares represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preference Shares shall reasonably promptly be issued to such Holder.
(e)Deposit of Redemption Price. If the Notice of Redemption shall have been given as provided in Section 5(d) of this Preference Share Designation, and if on or before the Redemption Date specified in such Notice of Redemption, the consideration necessary for such redemption shall have been set aside so as to be available therefor and only therefor, then on and after the Close of Business on the Redemption Date, the shares of Series A Preference Shares called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall automatically be redeemed and no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the Holders thereof to receive, subject to the procedures contained in the Notice of Redemption, the consideration payable upon redemption thereof.
(f)Status of Redeemed Shares. Any shares of Series A Preference Shares that are redeemed, purchased or otherwise acquired by the Corporation shall be retired and shall be restored to the status of authorized and unissued preferred shares of the Corporation and may be reissued as part of another series of preferred shares of the Corporation or as new Series A Preference Shares.
(g)Certain Restrictions. If and so long as the Corporation shall fail to redeem on the Redemption Date all shares of Series A Preference Shares required to be redeemed on such date, the Corporation shall not redeem (except in accordance with Section 5(c) of this Preference Share Designation), or discharge any sinking fund obligation with respect to, any Parity Stock or Junior Stock, and shall not purchase or otherwise acquire any additional shares of Series A Preference Shares, Parity Stock or Junior Stock, unless and until all then outstanding shares of Series A Preference Shares that were not previously redeemed as required are redeemed pursuant to the terms of the applicable Notice of Redemption and the terms hereof. Nothing contained in this Section 5(g) of this Preference Share Designation shall prevent the redemption, purchase or other acquisition of Junior Stock solely in exchange for shares of Junior Stock.
6.Omitted.
7.Extraordinary Transaction; Other Transactions.
(a)In the event of any Extraordinary Transaction, the Board of Directors, in its sole discretion, shall determine (with such determination disclosed by public announcement on or before the consummation of such Extraordinary Transaction), with regard to the Holders of shares of Series A Preference Shares outstanding immediately prior to the consummation of such Extraordinary Transaction, whether such Holders (i) for such shares of Series A Preference Shares, shall be paid out of the consideration payable to the shareholders of the Corporation in such Extraordinary Transaction an amount in cash equal to the Liquidation Price of the shares of Series A Preference Shares held by such Holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared payable) on such shares since (and including) the immediately preceding Dividend Payment Date to (but not including) the date of payment, which upon such payment such shares of Series A Preference Shares will be deemed cancelled and will cease to be outstanding, (ii) receive Substitute Preference Shares for such shares of Series A Preference Shares upon exchange of such shares of Series A Preference Shares in connection with such Extraordinary Transaction, (iii) shall effect an Optional Redemption of such shares of Series A Preference Shares pursuant to Section 5 hereof, provided that the Board shall be permitted to effect an Optional Redemption in such scenario without regard to the limitations of the No Call Period, or (iv) such shares of Series A Preference Shares shall remain outstanding, subject to the voting rights set forth in Section 8.
(b)In the event of an amalgamation, exchange, merger or similar transaction (whether effected in a single transaction or series of related transactions) that is not (and is not part of) an Extraordinary Transaction, the Board of Directors, in its sole discretion, may determine that the issued and outstanding Series A Preference Shares be cancelled and, in exchange therefor, the Holders of shares of Series A Preference Shares outstanding immediately prior to the consummation of such amalgamation, exchange, merger or similar transaction shall be entitled to receive shares of preferred stock of the surviving or resulting entity or a direct or indirect parent entity of such surviving or resulting entity having powers, preferences and rights substantially identical to that of a share of Series A Preference Shares (except for any changes to such powers, preferences or rights that do not materially and adversely affect the Series A Preference Shares (which may include the grant of additional powers, preferences or rights (including voting rights) at the sole discretion of and as determined by the Board) and, if permitted by law, the payment of cash in lieu of fractional shares) (the “Substitute Preference Shares”); provided that nothing herein shall otherwise prohibit an Optional Redemption pursuant to the terms of Section 5.
(c)In the event of a Spin-Off, the Board of Directors may determine that the issued and outstanding Series A Preference Shares be cancelled and, in exchange therefor, the Holders of shares of Series A Preference Shares outstanding immediately prior to the consummation of such Spin-Off shall be entitled to receive shares of preferred stock of the SpinCo having powers, preferences and rights substantially identical to that of a share of Series A Preference Shares (except for any change to such powers, preferences, or rights that do not materially and adversely affect the Series A Preference Shares (which may include the grant of additional powers, preferences or rights (including voting rights) as determined by the Board or by the Board of Directors of SpinCo).
8.Voting. Except as expressly provided for pursuant to this Section 8, the holders of shares of Series A Preference Shares shall have no voting rights whatsoever, either as a separate series or class or together with any other series or class of shares of the Corporation, except (a) in such cases where, under the Companies Act 1981 of Bermuda, as amended from time to time, non-voting shares are required to carry the right to vote, in which cases, each Series A Preference Share shall be entitled to one-hundredth (1/100) of a vote voting together as a single class with all Common Stock, (b) if, in connection with an Extraordinary Transaction, (i) the Board of Directors has determined, in accordance with Section 7(a), to have the shares of Series A Preference Shares remain outstanding upon the consummation of the Extraordinary Transaction, and (ii) such Extraordinary Transaction, if consummated, would result in a material and adverse change to the powers, preferences, or rights of the Series A Preference Shares, then in such case the affirmative vote or consent of two-thirds of all of the Series A Preference Shares at the time issued and outstanding, voting as a separate class, shall be required, (c) as permitted pursuant to Section 9 or (d) as permitted pursuant to Section 17(a). In all cases in which Holders of the Series A Preference Shares shall be entitled to vote pursuant to clauses (b), (c) or (d) of this Section 8, each share of Series A Preference Shares shall be entitled to one vote.
9.
(a)Election. So long as there remain outstanding shares of Series A Preference Shares having an aggregate Liquidation Price in excess of an amount equal to 25% of the aggregate Liquidation Price as of the Original Issue Date (the “Threshold Amount”), if a Dividend Nonpayment occurs for at least six quarterly Dividend Periods, whether or not for consecutive Dividend Periods (a “Dividend Director Event”), then, subject to Section 9(d) of this Preference Share Designation, the Holders of shares of Series A Preference Shares (voting together as a single class with any and all Voting Parity Stock) will have the right to elect 2 directors to the Board of Directors (the “Preferred Directors”) in accordance with this Section 9.
(b)Board Size. Subject to Section 9(e), immediately following a Dividend Director Event, the total authorized number of directorships of the Corporation shall be automatically increased by 2 directorships and such directorships shall be deemed a Preferred Director directorship.
(c)Meetings.
(i)Subject to Sections 9(c)(ii), 9(c)(viii) and 9(e), the limited voting rights with respect to the election of any Preferred Directors expressly set forth in this Section 9 may be exercised (A) at any annual meeting of the Corporation’s members or any adjournment thereof or (B) at any special meeting held for the purpose of electing any Preferred Directors or any adjournment thereof; provided that if prior to the date of such annual or special meeting, either (x) the Threshold Amount ceases to be outstanding or (y) a Dividend Nonpayment Cure has occurred, then the Corporation may cancel any special meeting called by the holders of Series A Preference Shares and, with respect to any Preferred Director proposed to be elected at any annual meeting of members of the Corporation, the Corporation will rescind any nominations and will not be required to elect any such Preferred Directors. For the avoidance of doubt, the Holders of Series A Preference Shares shall not have the right to act by written consent in order to effect any election of any Preferred Director.
(ii)In the event of a Dividend Director Event, the Holders of shares of Series A Preference Shares and the record holders of shares of any Voting Parity Stock representing in the aggregate at least 25% of the then outstanding shares of Series A Preference Shares and of all Voting Parity Stock, acting together as a single class, may request that a special meeting of members of the Corporation be called for the purpose of electing any Preferred Directors; provided that if an annual or a special meeting of members is scheduled to be held within 90 days of the Corporation’s receipt of such request, then the election of such Preferred Directors, to the extent otherwise permitted by the Bye-laws, shall instead be included in the agenda for, and shall be held at, such scheduled annual or special meeting of members of the Corporation.
(iii)At any meeting of the Corporation’s members or any adjournment thereof at which the Holders of Series A Preference Shares shall have the right to elect any Preferred Directors as provided in this Section 9, the presence in person or by proxy of the Holders of shares of Series A Preference Shares and the record holders of shares of any Voting Parity Stock representing in the aggregate at least a majority of the voting power of the then outstanding shares of Series A Preference Shares and of all Voting Parity Stock, voting together as a single class, shall be required and shall be sufficient to constitute a quorum for the election of any Preferred Directors; provided, that any failure to constitute such a quorum shall not affect any other quorum for a meeting of members as it relates to any other class or series of Capital Stock. At any meeting at which there shall be such a quorum for the election of Preferred Directors, a Preferred Director shall be elected by a plurality of the combined voting power of the shares of Series A Preference Shares and all Voting Parity Stock, voting together as a single class, present in person or represented by proxy at any such meeting and entitled to vote thereon. Any Preferred Director, once elected, shall stand for reelection annually at each annual meeting of members of the Corporation so long as the Holders of Series A Preference Shares continue to have the authority to elect them, subject to Section 9(d).
(iv)Any Preferred Director elected pursuant to the limited voting rights with respect to the election of any Preferred Directors expressly set forth in this Section 9 may be removed at any time with or without cause by the Holders of shares of Series A Preference Shares and the record holders of shares of any Voting Parity Stock representing in the aggregate at least a majority of the voting power of the shares of Series A Preference Shares and all Voting Parity Stock, voting together as a single class.
(v)Any vacancy (including as a result of an increase in the size of the Board pursuant to Section 9(b) prior to the first meeting for the election to such seat) in respect of any Preferred Director directorship shall remain vacant until a Preferred Director is elected with respect to such Preferred Director directorship in accordance with Section 9(c)(iii) at any meeting of members of the Corporation at which the Holders of Series A Preference Shares have the right to elect such Preferred Director as provided by this Section 9, in each case, with such Preferred Director serving for the term set forth in Section 9(d).
(vi)Notwithstanding anything herein to the contrary, as a qualification for any person to be elected or appointed as a Preferred Director, such person may only be elected or appointed as a Preferred Director if such election or appointment would not violate the corporate governance requirements of the Nasdaq Global Select Market (or any other exchange or automated quotation system on which the Common Stock of the Corporation may be listed or quoted), including, but not limited to, any requirements that listed or quoted companies have a majority of independent directors.
(vii)A Preferred Director shall be entitled to one vote per director on any matter on which members of the Board of Directors as a whole are entitled to vote.
(viii)The rules and procedures for calling and conducting any meeting of the Holders of Series A Preference Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting and any other procedural aspect or matter with regard to such a meeting shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time as permitted by the Companies Act 1981 of Bermuda, as amended; provided that in any circumstance where Holders of the Series A Preference Shares shall vote together on a proposal with any class of the Common Stock of the Corporation as a single class, the provisions of the Bye-laws shall apply.

(d)Term.
(i)The Preferred Directors will not be subject to the classification requirements set forth in the Bye-laws and will serve (once appointed or elected pursuant to this Section 9) until the earliest to occur of (x) the election or appointment and qualification of their successor, (y) their death, resignation, or removal, and (z) an applicable Preferred Director Termination Event.
(ii)At such time as (x) the Threshold Amount of Series A Preference Shares is no longer issued and outstanding or (y) (1) the Corporation has paid all accrued and unpaid dividends (whether or not declared) which pursuant to Section 3(d) have been added to and then remain part of the Liquidation Price as of such date, together with all dividends that have accrued to (but not including) the date of such payment with respect to that portion of the Liquidation Price which consists of accrued and unpaid dividends, and (2) thereafter the Corporation has paid in full all Dividend Amounts for each subsequent Dividend Period for at least four consecutive Dividend Periods (a “Dividend Nonpayment Cure”), then automatically and without any further action by any Person (A) the right of the Holders of shares of Series A Preference Shares to elect such Preferred Director (and to call a special meeting of members for such election) shall terminate and the term of office of such Preferred Director will immediately expire, (B) the person then serving as such Preferred Director will immediately cease to be a director of the Corporation and (C) such Preferred Director directorship shall be eliminated and the total authorized number of directorships of the Corporation shall be automatically reduced thereby.
(e)Compliance with Listing Requirements. Notwithstanding anything to the contrary contained herein, the maximum number of directors that may be appointed or elected pursuant to this Section 9 shall be at all times subject to the application and limitations of Nasdaq Listing Rules (including Rule 5640) or the rules of the national securities exchange on which the Common Stock is then traded.
10.Preemptive Rights.
The Holders of shares of Series A Preference Shares will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.
11.[Omitted].
12.No Sinking Fund; Maturity; Cash Payment.
Shares of Series A Preference Shares shall not be subject to or entitled to the operation of a retirement or sinking fund, and shall have no stated maturity. Any payment of dividends, Liquidation Price or Redemption Price hereunder shall be made in cash in U.S. dollars only.
13.Exclusion of Other Rights.
Without limiting the rights and obligations of the Corporation and any holder of Series A Preference Shares pursuant to any contract or agreement between the Corporation and any such holder of Series A Preference Shares, the Series A Preference Shares will not have any powers, designations, preferences or special rights, nor will there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth in this Preference Share Designation or as may be provided by applicable law.

14.Replacement Certificates.
If physical certificates representing shares of Series A Preference Shares are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace certificates representing shares of Series A Preference Shares that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.
15.Taxes.
(a)Transfer Taxes. The Corporation shall pay any and all transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preference Shares or other securities issued on account of Series A Preference Shares pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preference Shares or other securities in a name other than that in which the shares of Series A Preference Shares with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
(b)Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preference Shares shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by Holders.
16.Notices.
All notices or communications referred to in this Preference Share Designation or otherwise in respect of the Series A Preference Shares shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Preference Share Designation, or the Bye-laws and by applicable law; provided that in the case of Series A Preference Shares in the form of Global Preferred Shares (as defined below), the Corporation shall be permitted to send notices or communications to Holders of shares of Series A Preference Shares pursuant to the procedures of the Depositary (as defined below), and notices and communications that the Corporation sends in this manner will be deemed to have been properly sent to such Holders in writing. All notices hereunder shall be deemed to have been given upon the earlier of (i) receipt thereof, (ii) three Business Days after the mailing thereof if sent by registered, certified mail or first class mail with postage prepaid, (iii) with respect to Section 7(a) of this Preference Share Designation, the date of public announcement if given by the Corporation by public announcement (such as by broadly disseminated press release) or (iv) one Business Day after the mailing thereof if sent by overnight courier, addressed: (x) if to the Corporation, to its principal place of business (Attention: Chief Legal Officer), (y) if to any Holder of Series A Preference Shares, to such Holder at the address of such Holder as listed in the stock record books of the Corporation

(which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.
17.Waiver; Amendment and Modification.
(a)Subject to the requirements of Section 8(b) hereof with regard to certain Extraordinary Transactions, for so long as any shares of the Series A Preference Shares shall be outstanding (and have not otherwise been redeemed or called for redemption upon proper notice and with sufficient funds irrevocably set aside by the Corporation, in accordance with Section 5, separate and apart from its other assets, in trust for the benefit of the holders of any Series A Preference Shares so called for redemption so as to be and continue to be available therefor), any provision contained in this Preference Share Designation and any right of the Holders of Series A Preference Shares granted hereunder may be waived, modified or amended as to all shares of Series A Preference Shares (and the Holders thereof) upon the approval of the Board of Directors (or an authorized committee thereof) and the Holders of a majority of the shares of Series A Preference Shares then outstanding, which may be granted either in a meeting of Holders or by way of written consent.
(b)Notwithstanding any provision in this Preference Share Designation to the contrary, the Board may, without requiring any consent or vote from the Holders of Series A Preference Shares, supplement or amend the provisions of this Preference Share Designation to resolve any ambiguity hereof or to cure, correct or supplement any provision contained in this Preference Share Designation that is defective or inconsistent with any other provision contained herein, provided that such action by the Board does not result in a change that materially and adversely affects the Series A Preference Shares.
(c)For the avoidance of doubt, (i) no increase in the authorized share capital of the Corporation (or any successor company) and (ii) no creation or issuance, or any increase in the authorized or issued amount, of any class or series of shares of the Corporation (or any successor company), or any securities convertible into or exchangeable or exercisable for any other class or series of shares of the Corporation (or any successor company), ranking equally with or junior to the Series A Preference Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, including any Junior Stock or Parity Stock, will be deemed to adversely affect the powers, preferences, privileges or rights of the holders of Series A Preference Shares for any purpose herein.
18.Information Rights.
During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preference Shares are outstanding, the Corporation will use its reasonable efforts to (a) transmit by mail (or other permissible means under the Exchange Act) to all Holders of Series A Preference Shares, as their names and addresses appear on the record books of the Corporation and without cost to such Holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any Holders or prospective Holder of Series A Preference Shares. The Corporation will use its reasonable efforts to mail (or otherwise provide) the information to the Holders of shares of Series A Preference Shares within 15 calendar days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.
19.Book Entry.
The Series A Preference Shares shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”) to a custodian for a securities depositary (the “Depositary”) that is a “clearing agency” under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series A Preference Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the shares of Series A Preference Shares with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Preferred Shares.

IN WITNESS WHEREOF, the Corporation has caused this Preference Share Designation to be executed by its duly authorized officer on this 21st day of May, 2026.
LIBERTY LATIN AMERICA LTD.
By    /s/ John M. Winter
Name: John M. Winter
Title: Senior Vice President, Chief Legal Officer and Secretary